Exhibit 10.13

PERFECT CORP.

(INCORPORATED IN THE CAYMAN ISLANDS WITH LIMITED LIABILITY)

(THE “COMPANY”)

2021 STOCK COMPENSATION PLAN

(ADOPTED BY THE BOARD OF DIRECTORS OF THE COMPANY ON DECEMBER 13, 2021)

PURPOSE

The board of directors of the Company (the “Board”) has established the 2021 Stock Compensation Plan (the “Plan”). The Board has determined that it would be in the best interests of the Company and its shareholders to grant the Options described in the Plan to the Employee, director, agent, consultant or service provider of the Company or its Affiliates, selected by the Board as an inducement to remain employment with the Company and/or the Company’s Affiliates, and to encourage motivated services provided to the Company and/or the Company’s Affiliates, and as an incentive for promoting the Optionees’ contribution with the Company and/or the Company’s Affiliates. Options granted under the Plan to U.S. Taxpayer Participants may be Incentive Stock Options as determined by the Board at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder.

1.	DEFINITIONS.

Wherever the following terms are used in the Plan or any applicable Option agreements they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(1)	“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(2)	“Articles” means the Memorandum and Articles of Association of the Company as amended from time to time.

(3)	“Award” means any award of an Option under the Plan.

(4)	“Board” has the meaning given to it in Purpose.

(5)	“CAA” means Chinese Arbitration Association, Taipei.

(6)	“Cause” means: (i) the Participant’s willful failure or gross neglect to perform his or her material duties and responsibilities to the Company and/or the Company’s Affiliates or material violation of a written policy of the Company, and/or the Company’s Affiliates; (ii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any conduct which is punishable as a criminal offence; (iii) any willful misconduct that has caused or is reasonably expected to result in material injury to the Company or any of the Affiliates; or (iv) unauthorized use or disclosure by the Participant of any proprietary information or trade secrets of the Company or any of the Affiliates. The determination as to whether a Participant’s employment has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time.

(7)	“CEO” means the Chief Executive Officer of the Company.

(8)	“Change of Control” means any of the following: (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, except for a transaction in which holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other capital reorganization hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation, or (iii) the consummation of a transaction, or series of related transactions, in which any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity, becomes the beneficial owner of all or substantially all of the Company’s then outstanding capital stock. Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of the Company’s initial public offer in any stock exchange.

(9)	“Corporate Transaction” means a Change of Control, and also includes a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person irrespective of whether such event is a Change of Control.

(10)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(11)	“Disability” means a medically determinable physical or mental impairment that has rendered the Optionee unable to perform the duties of the Optionee’s employment with the Company for a period of not less than ninety (90) days, or as otherwise determined by the CEO or other senior officer(s) designated by the Board. An Optionee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the CEO or other senior officer(s) designated by the Board in its discretion.

(12)	“Effective Date” means the date the Plan is approved by the Board.

(13)	“Employee” means any person employed by the Company or any Affiliates, with the status of employment determined pursuant to such factors as are deemed appropriate by the Company in its sole discretion, subject to any requirements of applicable laws.

(14)	“Employees’ Achievement of the Annual Performance Goal” means the employees’ performance review generated every year by the Company.

(15)	“Fair Market Value” means: (1) for Options granted after the initial public offering of the Company, the average of the daily closing prices traded for the twenty (20) consecutive trading days before the Grant Date; or (2) for Options granted before the initial public offering of the Company, the fair market value as determined by the CEO or other senior officer(s) designated by the Board in good faith on such basis as it deems appropriate and applied consistently with respect to all Participants.

(16)	“Grant Date” means in respect of any particular Option, the date of grant set forth in the Grant Notice provided to the Optionee.

(17)	“Incentive Stock Option” means an Option granted to a U.S. Taxpayer Participant that is intended to, and which does, in fact, qualify as an incentive stock option within the meaning of Section 422 of the Code.

(18)	“Option” means the right(s) to subscribe for Option Shares granted by the Company pursuant to this Plan.

(19)	“Optionee” means the employees and/or any other persons having service relationship with the Company or its Affiliates, who are eligible to be granted the Option(s).

(20)	“Option Shares” means the ordinary shares of a par value of US$0.1 in the Company issued due to exercise of the Option.

(21)	“Ordinary Resolution” has the meaning given in the Articles of the Company.

(22)	“Plan” has the meaning given to it in Purpose.

(23)	“Participant” means any holder of one or more Options issued pursuant to an Award.

(24)	“Ten Percent Holder” means a person who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company at date of grant.

(25)	“Two-Year Restriction” has the meaning given to it in Section 5.

(26)	“Tax Obligation” means any and all income tax, social insurance, payroll tax, payment on account or other tax related items arising out of Participant’s participation in the Plan and legally applicable to Participant.

(27)	“U.S. Taxpayer Participant” means a Participant who is a citizen of the U.S., a resident of the U.S. or is otherwise subject to the federal income tax laws of the U.S.

(28)	“U.S.” means the United States of America.

2.	MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

(1)	Subject to the provisions of Section 11 below, the maximum aggregate number of the Option Shares that may be issued by the Company upon exercise of all Options to be granted under this Plan shall be 30,000,000 Option Shares, up to 30,000,000 ordinary shares may be issued under the Plan pursuant to Incentive Stock Option to U.S. Taxpayer Participants.

(2)	If an Award should expire or become un-exercisable for any reason without having been exercised in full, or if Option Shares are issued under the Plan and later forfeited to the Company due to the failure to vest, the unissued or forfeited Option Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be or again be available for issuance pursuant to future Awards and grants under the Plan.

(3)	Notwithstanding the foregoing, subject to the provisions of Section 11 below, in no event shall the maximum aggregate number of Option Shares that may be issued under the Plan pursuant to Incentive Stock Options granted to U.S. Taxpayer Participants exceed the number set forth in the first sentence of this Section 2 plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the remaining provisions of this Section 2.

3.	ELIGIBILITY.

The Optionees may be an Employee, director, agent, consultant or service provider of the Company or its Affiliates, as selected by the Board; provided, however, that Incentive Stock Option may only be granted to U.S. Employees of the Company or its Affiliates. The eligible Optionees will receive a Grant Notice in the form of Exhibit I. With respect to the Incentive Stock Option, the eligible U.S. Taxpayer Participants will also sign an Incentive Stock Option Agreement (attached as Exhibit III). Eligibility may be based on the Employees’ Achievement of the Annual Performance Goal, including continued employment, seniority, satisfaction of performance criteria and/or other conditions, or potential/future contribution to Company and/or its Affiliates.

4.	ADMINISTRATION.

This Plan shall be subject to the administration of the Board or any senior officer(s) designated by the Board from time to time, whose decision (save as otherwise provided herein) shall be final and binding on all parties. The Board shall have such powers and authorizations related to the administration of this Plan as are consistent with Company’s Memorandum and Articles of Association and applicable laws. The Board shall have the full power and authority to take all actions and to make all determinations required or provided for under this Plan, and to amend or terminate the Plan and adopt a new plan, as long as the Optionees’ economic interests that he or her would be otherwise entitled to are not materially adversely affected. If the Board proposes any amendment to the Plan that will have a material adverse effect on the economic interest of the Optionees, such amendment will take effect after the approval of the Option holders representing a majority of then granted Options.

The power of the Board, the CEO, and other senior officer(s) designated by the Board:

(1)	To determine the Fair Market Value, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(2)	To select the Employees, agents, directors, consultants and service providers to whom Awards may from time to time be granted;

(3)	To determine the number of shares to be covered by each Award;

(4)	To approve the form(s) of agreement(s) and other related documents used under the Plan;

(5)	To determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, which terms and conditions include but are not limited to the exercise price or purchase price, the time or times when Awards may vest and/or be exercised (which may be based on performance criteria), the circumstances (if any) when vesting will be accelerated or forfeiture restrictions will be waived, and any restriction or limitation regarding any Award or Option Shares;

(6)	To approve the issue of shares pursuant to the terms of any Award;

(7)	To approve addenda to the Plan pursuant to Section 17 below or to grant Awards to, or to modify the terms of, any outstanding Option Agreement or any agreement related to any Option Shares held by Participants who are subject to non-domestic legal regimes with such terms and conditions as the CEO or other senior officer(s) designated by the Board deems necessary or appropriate to accommodate differences in local law, tax policy or custom which deviate from the terms and conditions set forth in this Plan to the extent necessary or appropriate to accommodate such differences, however, for Options granted to a U.S. Taxpayer Participant any such modifications shall comply with Code sections 422, 424 and 409A, as applicable;

(8)	To construe and interpret the terms of the Plan, any Option agreement or any agreement related to any Option Shares, which constructions, interpretations and decisions shall be final and binding on all Participants; and

(9)	To make all other determinations deemed necessary or advisable for administering the Plan.

To the maximum extent permitted by applicable laws and the Company’s Articles, each member of the Board, the CEO, and other senior officer(s) designated by the Board shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions or omissions taken in bad faith or by reason of such indemnified person’s own dishonesty, willful default or fraud, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s applicable corporate organizational documents by contract, as a matter of law, or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

5.	VESTING SCHEDULE.

(1)	No Options shall be vested in the first two (2) years from the Grant Date (the “Two-Year Restriction”);

(2)	Following the end of Two-Year Restriction, 50% of the Options shall be vested;

(3)	Following the end of the third anniversary of the Grant Date, 75% of the Options cumulatively shall be vested; and

(4)	On the date of the fourth anniversary of the Grant Date, 100% of the Options cumulatively shall be vested;

provided that in the event of retirement, death, or permanent injury due to occupational hazards during the employment, if within the Two-Year Restriction, 50% will be vested; if after the Two-Year Restriction but before the end of the third year, 75% will be vested; if after the beginning of the fourth year, 100% will be vested.

6.	EXERCISE PRICE.

The per Option Share exercise price for the ordinary shares to be issued pursuant to the exercise of an Option shall be such price as is determined by the Board, the CEO, or other senior officer(s) designated by the Board and set forth in the applicable Option agreement but shall not be less than the par value per share. Notwithstanding the foregoing, exercise price of Incentive Stock Option granted to U.S. Taxpayer Participants shall be subject to the following:

(1)	granted to a U.S. Taxpayer Participant Employee who at the time of grant is a Ten Percent Holder, the per share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value on the date of grant;

(2)	grant to any other U.S. Taxpayer Participant Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value on the date of grant.

7.	EXERCISE PERIODS.

When the Options are vested, the Optionees are entitled to exercise the vested Options cumulatively within the term of the Option (as defined in Section 12 hereunder).

8.	METHOD OF EXERCISE.

(1)	A vested Option may be exercised by the Optionee’s delivery of a notice of exercise in the form of Notice of Exercise (attached as Exhibit II) within the respective exercise period to Company. Such notice shall specify the number of ordinary shares with respect to which the Option is being exercised.

(2)	When Company receives the payment for the exercise price for the Option Shares for which the Option is being exercised, Company shall deliver such Option Shares to the Optionees directly.

(3)	The consideration to be paid for the shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board, the CEO, or other senior officer(s) designated by the Board (and, in the case of an Incentive Stock Option granted to a U.S. Taxpayer Participant and to the extent required by the U.S. applicable laws, shall be determined at the time of grant) and shall consist entirely of cash; provided that the consideration shall not be less than the aggregate par value of the relevant shares.

(4)	EXERCISE OF OPTION

General.

a.	Any Option granted hereunder shall be exercisable at such times and under such conditions as proposed by the CEO or other senior officer(s) designated by the Board and approved by the Board, consistent with the terms of the Plan and reflected in the applicable Option agreement, including vesting requirements and/or performance criteria with respect to the Company, its Affiliates, and/or the Optionee; provided that in no event shall any Option be exercised after the tenth anniversary of its grant date.

b.	An Option may not be exercised for a fraction of a share. The CEO or other senior officer(s) designated by the Board may require that an Option be exercised as to a minimum number of shares, provided that such requirement shall not prevent an Optionee from exercising the full number of shares as to which the Option is then exercisable.

c.	An Option shall be deemed exercised when (a) the Notice of Exercise has been received by the Company in accordance with the terms of the applicable Option agreement by the person entitled to exercise the Option, (b) the Company has received full payment for the shares with respect to which the Option is exercised and (c) the Participant has paid, or made arrangements to satisfy, any applicable taxes, withholding, required deductions or other required payments in accordance with Section 10 below.

d.	The issue of shares upon the exercise of an Option shall result in a decrease in the number of shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of shares as to which the Option is exercised.

e.	Until the issuance of the shares (as evidenced by the appropriate entry in the register of members of the Company), no right to vote or receive dividends or any other rights as a holder of shares shall exist with respect to the Option Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares are issued, except as provided below in Section 11.

Exercise Following Termination of Employment.

a.	Termination for Reasons Other Than Cause, Death, Disability.

If the Participant's employment is terminated for any reason other than Cause, death or Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date one (1) month (three (3) months for Incentive Stock Option) following the termination of the Participant's employment or (b) the term of the Option pursuant to Section 12 hereof. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

b.	Termination for Cause.

If the Participant's employment is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

c.	Termination due to Disability.

If the Participant's employment terminates as a result of the Participant's Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date twelve (12) months following the Participant's termination of the employment or (b) the term of the Option pursuant to Section 12 hereof. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

d.	Termination due to Death.

If the Participant's employment terminates as a result of the Participant's death, the vested portion of the Option may be exercised by the Participant's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Participant's death, but only within the time period ending on the earlier of: (a) the date three (3) months following the Participant's termination of employment or (b) the term of the Option pursuant to Section 12 hereof. Unvested Options shall be deemed cancelled and forfeited upon the Participant’s death.

e.	In the event a Participant’s termination of employment occurs, any Options vested to such Participant, which have not been exercised by the Participant prior to or at the relevant due date stated above, shall be deemed cancelled and forfeited upon such due date.

Exercise Following Leave from Work.

In the event a leave application (including but not limited to leave of absence and maternity leave) by a Participant is approved by the Company or its Affiliates, the Participant may exercise his or her vested Options within one month following the day the leave starts. If the Participant fails to exercise within this one-month period, the Participant cannot exercise his or her vested Options until the Participant returns to work. The vesting period under Section 5 on the unvested Options granted to the Participant shall be tolled (stop running) during the day the leave starts and the day he or she returns to work and shall resume when the Participant returns to work.

9.	OPTION NONTRANSFERABLE.

Other than by will or the laws of descent and distribution, the Optionee may not sell, transfer, assign, pledge or otherwise dispose of any Option granted under this Plan unless approved by the CEO or other senior officer(s) designated by the Board.

10.	TAXES

(1)	As a condition of the grant, vesting and exercise of an Award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) shall make such arrangements as the CEO or other senior officer(s) designated by the Board may require for the satisfaction of any applicable local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Award. The Company shall not be required to issue any shares under the Plan until such obligations are satisfied. Regardless of any action the Company and/or the Participant takes with respect to the Tax Obligation, Participant acknowledges that the ultimate liability for all Tax Obligations is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the Company.

(2)	If the Option granted to the Participant herein is an Incentive Stock Option and the Participant is a U.S. taxpayer, and if the Participant sells or otherwise disposes of any of the shares acquired pursuant to the Incentive Stock Option on or before the later of (i) the date two (2) years after the date of grant of Options, or (ii) the date one (1) year after the date of exercise, the Participant shall immediately notify the Company in writing of such disposition. The Participant agrees that the Participant may be subject to a Tax Obligation by the Company on the compensation income recognized by the Participant.

11.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR CERTAIN OTHER TRANSACTIONS.

(1)	In the event of a Corporate Transaction, each outstanding Award (vested or unvested) will be treated as the CEO or other senior officer(s) designated by the Board determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the termination or continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; or (C) the substitution by the surviving corporation or its parent of new options or equity awards for such Awards. If the Award is continued, the Board, CEO or other senior officer(s) designated by the Board may make further adjustments in accordance with the terms of this Section 11(2).

(2)	Subject to any action required under applicable laws by the holders of shares, and for Options granted to a U.S. Taxpayer Participant subject to the requirements of Code sections 422, 424 and 409A, as applicable, in the event that the Board, the CEO, or other senior officer(s) designated by the Board shall determine that any share dividend, split, spin-off, repurchase, recapitalization, reorganization, combination, or share exchange, or other similar corporate transaction or event has occurred, which does not constitute a Corporate Transaction, then the Board, the CEO, or other senior officer(s) designated by the Board shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and class of the Company shares or other stock or securities which may thereafter be issued in connection with future Awards or the outstanding Award under Section 2 hereof, (ii) the exercise price per share of each outstanding Option, (iii) any repurchase price per share applicable to shares issued pursuant to any Award, and any such adjustment by the CEO or other senior officer(s) designated by the Board shall be made in the CEO’s or the senior officer(s)’ sole and absolute discretion and shall be final, binding and conclusive.

If, by reason of a transaction described in this Section 11 or an adjustment pursuant to this Section 11, a Participant’s Award agreement or agreement related to any Option Shares covers additional or different shares or other securities, then such additional or different shares, and the Award agreement or agreement related to the Option Shares in respect thereof, shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and Option Shares prior to such adjustment.

(3)	Except as expressly provided herein, no issuance by the Company of shares any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Award.

(4)	In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the CEO or other senior officer(s) designated by the Board.

(5)	The existence of this Plan, the Option agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the holders of capital stock of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Affiliates, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Affiliates, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Affiliates, (d) any dissolution or liquidation of the Company or any Affiliates, (e) any sale or transfer of all or any part of the assets or business of the Company or any Affiliates, or (f) any other corporate act or proceeding by the Company or any Affiliates. No Participant, beneficiary or any other person shall have any claim under any Award or Option agreement against any member of the Board, the CEO, or other senior officer(s) designated by the Board, or the Company or any employees, officers or agents of the Company or any Affiliates, as a result of any such action.

12.	TERM.

Options under this Plan must be granted within ten (10) years from the earlier of: (a) the Effective Date; or (b) the date the Plan was approved by the shareholders of the Company, after which no further Options shall be granted but the provisions of this Plan shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of this Plan.

The term of each Option shall be five (5) years from the Grant Date; provided that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option agreement (if any) and provided further that, in the case of an Incentive Stock Option granted to a U.S. Taxpayer Participant who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Incentive Stock Option Agreement. Any Options not exercised during the term shall be cancelled and forfeited.

13.	TIME OF GRANTING AWARDS.

The date of grant of an Award shall, for all purposes, be the date on which the CEO or other senior officer(s) designated by the Board makes the determination granting such Award, or such other date as is determined by the CEO or other senior officer(s) designated by the Board.

14.	CONDITIONS UPON ISSUANCE OF SHARES.

Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any shares under the Plan unless such issuance or delivery would comply with applicable laws, with such compliance determined by the Company in consultation with its legal counsel.

15.	APPROVAL OF HOLDERS OF SHARES.

If required by applicable laws, including any applicable provisions of Section 422 of the Code and the regulations promulgated thereunder, continuance of the Plan shall be subject to approval by the holders of shares of the Company by an Ordinary Resolution within twelve (12) months before or after the date the Plan is adopted or, to the extent required by applicable laws, any date the Plan is amended. Such approval shall be obtained in the manner and to the degree required under the Articles of the Company.

16.	NOT EMPLOYMENT CONTRACT.

Nothing in this Plan shall confer upon the Optionee any right with respect to continued employment with Company or its Affiliates, nor shall it interfere with or restrict in any way the rights of Company or its Affiliates, to terminate the Optionee’s employment at any time.

17.	ADDENDA.

The CEO or other senior officer(s) designated by the Board may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Employees, directors or consultants, which Awards may contain such terms and conditions as the CEO or other senior officer(s) designated by the Board deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.

18.	NOTICES.

(1)	All notices or communications under this Plan shall be in writing and sent by registered or certified mail to the Company at the address as follows: 14F, No. 98, Minquan Road, Xindian Dist., New Taipei City, Taiwan 231, or to such other address as the Company may designate in writing from time to time.

(2)	Any such notices or communications shall be sent by registered or certified mail, return receipt requested and shall be deemed received seven days after it has been put into the post. Either party may from time to time change its notice address by written notice to the other party.

19.	APPLICABLE LAW AND DISPUTE.

This Plan and all Options granted hereunder shall be governed by and construed in accordance with the laws of Cayman Islands (without regard to their choice-of-law provisions).

Any dispute, controversy, difference or claim arising out of or relating to this Plan, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by (2) arbitrations administered by the Chinese Arbitration Association, Taipei (“CAA”) under the Taiwanese Arbitration Act and the CAA Arbitration Rules.

[The remainder of this page is intentionally left blank]

EXHIBIT I

2021 STOCK COMPENSATION PLAN

GRANT NOTICE

Dear Mr./Ms. _________,

You have been granted an Option to purchase ________ ordinary shares of Perfect Corp. (“Company “) under the 2021 Stock Compensation Plan, as follows:

Date of Grant:	___________, 2021

Exercise Price Per Share:	US$_________

Term/Expiration Date:	[●], 20_____

The terms and conditions of such Option shall be as set forth in the 2021 Stock Compensation Plan

PERFECT CORP.

Name:
Title:

EXHIBIT II

Notice of Exercise

This notice is given by the undersigned pursuant to the 2021 STOCK COMPENSATION PLAN (the “Plan”) dated December 13, 2021 adopted by Perfect Corp. (the “Company”) and for the undersigned to exercise the Options to purchase ___ shares of the Company’s ordinary shares (the “Purchased Shares”) at the Option exercise price of US$________ per share (the “Exercise Price”).

By delivering this Notice of Exercise to Company, the undersigned agrees to pay the Exercise Price within ten days upon receiving the payment instruction from Company in accordance with the provisions of the Plan, and agrees to deliver such additional documents as may be requested pursuant to the Plan or the applicable law.

The undersigned also agrees that this Option is exercised and the Purchased Shares to be issued in accordance with the terms and conditions set forth in 2021 STOCK COMPENSATION PLAN.

➢	Print Name in exact manner it is to appear on the share certificate:

➢	Address to which share certificate is to be sent:

➢	Passport No.:

Signature:

Dated	,

EXHIBIT III

Incentive Stock Option Agreement

This Incentive Stock Option Agreement (this "Agreement") is made and entered into as of [DATE] by and between Perfect Corp., a company incorporated in the Cayman Islands with limited liability (the "Company") and [EMPLOYEE NAME] (the "Participant"). Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

Grant Date: ____________________________________

Exercise Price per Share: __________________________

Number of Option Shares: _________________________

Expiration Date: _________________________________

1.             Grant of Option.

1.1              Grant; Type of Option. The Company hereby grants to the Participant an option (the "Option") to purchase the total number of the ordinary shares of the Company equal to the number of Option Shares set forth above, at the Exercise Price set forth above. The Option is being granted pursuant to the terms of the Company's 2021 Incentive Stock Option Plan (the "Plan"). The administration of the Plan is subject to the Board of the Company, the CEO, or the senior officer(s) designated by the Board from time to time for administration of the Plan. The Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, although the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the ordinary shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as non-qualified stock options.

1.2              Consideration; Subject to Plan. The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company and/or the Company’s Affiliates and is subject to the terms and conditions of the Plan.

2.             Exercise Period; Vesting.

2.1              Vesting Schedule. The Option will become vested according to the below schedule until 100% vested.

(a)               No Options shall be vested in the first two (2) years from the Grant Date (the “Two-Year Restriction”);

(b)               Following the end of Two-Year Restriction, 50% of the Options shall be vested;

(c)               Following the end of the third anniversary of the Grant Date, 75% of the Options cumulatively shall be vested; and

(d)               On the date of the fourth anniversary of the Grant Date, 100% of the Options cumulatively shall be vested;

provided that in the event of retirement, death, or permanent injury due to occupational hazards during the employment, if within the Two-Year Restriction, 50% will be vested; if after the Two-Year Restriction but before the end of the third year, 75% will be vested; if after the beginning of the fourth year, 100% will be vested.

2.2              Expiration. The term of each Option shall be five (5) years from the date of grant; provided that, in the case of an Incentive Stock Option granted to a U.S. Taxpayer Participant who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Incentive Stock Option Agreement. Any Options not exercised during the term shall be cancelled and forfeited.

3.             Termination of Employment.

3.1              Termination for Reasons Other Than Cause, Death, Disability. If the Participant's employment is terminated for any reason other than Cause, death or Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date three (3) months following the termination of the Participant's employment or (b) the term of the Option pursuant to Section 2.2 hereof. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

3.2              Termination for Cause. If the Participant's employment is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

3.3              Termination due to Disability. If the Participant's employment terminates as a result of the Participant's Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date twelve (12) months following the Participant's termination of employment or (b) the term of the Option pursuant to Section 2.2 hereof. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

3.4              Termination due to Death. If the Participant's Employment terminates as a result of the Participant's death, the vested portion of the Option may be exercised by the Participant's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Participant's death, but only within the time period ending on the earlier of: (a) the date three (3) months following the Participant's termination of Employment or (b) the term of the Option pursuant to Section 2.2 hereof. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

4.             Exercise Following Leave from Work. In the event a leave application (including but not limited to leave of absence and maternity leave) by a Participant is approved by the Company or its Affiliates, the Participant may exercise his or her vested Options within one month following the day the leave starts. If the Participant fails to exercise within this one-month period, the Participant cannot exercise his or her vested Options until the Participant returns to work. The vesting period under Section 5 of the Plan on the unvested Options granted to the Participant shall be tolled (stop running) during the day the leave starts and the day he or she returns to work and shall resume when the Participant returns to work.

5.             Manner of Exercise.

5.1              Election to Exercise. To exercise the Option, the Participant (or in the case of exercise after the Participant's death or incapacity, the Participant's executor, administrator, heir or legatee, as the case may be) must deliver to the Company the Notice of Exercise attached as Exhibit II of the Plan;

If someone other than the Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

5.2              Payment of Exercise Price. The entire exercise price of the Option shall be payable in full at the time of exercise in the manner designated by the Board, the CEO or other senior officer(s) designated by the Board.

5.3              Issuance of Shares. Provided that the Notice of Exercise and payment are in form and substance satisfactory to the Company, the Company shall issue the ordinary shares registered in the name of the Participant, the Participant's authorized assignee, or the Participant's legal representative which shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.

6.             No Anti-Dilution. Where the Company capitalizes the retained earnings and/or capital reserves after the issuance of the Options, or there is any capital increase or decrease by the Company the total number of shares relating to the Options granted, whether vested or not, shall not be adjusted.

7.             No Right to Continued Employment; No Rights as Shareholder. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's employment at any time, with or without Cause. The Participant shall not have any rights as a shareholder with respect to any ordinary shares subject to the Option unless and until certificates representing the shares have been issued by the Company to the holder of such shares, or the shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

8.             Transferability. The Option is not transferable by the Participant other than to a designated beneficiary upon the Participant's death or by will or the laws of descent and distribution and is exercisable during the Participant's lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

9.             Tax Matters.

9.1              As a condition of the grant, vesting and exercise of an Option, the Participant shall make such arrangements as the Board, the CEO or other senior officer(s) designated by the Board may require for the satisfaction of any applicable local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Options. The Company shall not be required to issue any shares under the Plan until such obligations are satisfied. Regardless of any action the Company and/or the Participant takes with respect to the tax obligation, the Participant acknowledges that the ultimate liability for all tax obligations is and remains the Participant’s sole responsibility and may exceed the amount actually withheld by the Company.

9.2              The shares granted hereby are intended to qualify as Incentive Stock Options under Section 422 of the Code. Notwithstanding the foregoing, the shares will not qualify as Incentive Stock Options, if, among other events, (i) the dispose of the shares acquired upon exercise of Options within two (2) years from the Grant Date or one (1) year after such shares were acquired pursuant to exercise of Options; (ii) except in the event of death or Disability, the Participant is not employed by the Company or its Affiliates at all times during the period beginning on Grant Date and ending on the day that is three (3) months before the date of exercise of any shares; or (iii) to the extent the aggregate Fair Market Value (determined as of the Grant Date) of the ordinary shares subject to Incentive Stock Options held by the Participant which becomes exercisable for the first time in any calendar year exceeds $100,000.

9.3              To the extent that any share does not qualify as an Incentive Stock Option, it shall not affect the validity of such shares and shall constitute a separate non-qualified stock option. In the event that the Participant disposes of the shares acquired upon exercise of Options within two (2) years from the Grant Date or one (1) year after such shares were acquired pursuant to exercise of this option, regardless of whether such disposition was a transfer to a trustee, receiver, or other similar fiduciary in any bankruptcy or insolvency proceeding, the Participant must immediately deliver to the Company a written notice specifying the date on which such shares were disposed of, the number of shares so disposed, and, if such disposition was by a sale or exchange, the amount of consideration received. The Participant also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes Additionally, the Participant agrees that he/she may be subject to a tax obligation by the Company on the compensation income recognized by such Participant.

9.4              The intent of the parties is that benefits under this Agreement be exempt from the provisions of Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code hereunder or otherwise.

10.         Compliance with Law. The exercise of the Option and the issuance and transfer of the ordinary shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's ordinary shares may be listed.

No shares shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11.         Notices. All notices or communications under this Agreement shall be in writing and sent by registered or certified mail to the Company at the address as follows: 14F, No. 98, Minquan Road, Xindian Dist., New Taipei City, Taiwan 231.

Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12.         Governing Law. This Agreement will be construed and interpreted in accordance with the laws of Cayman Islands without regard to conflict of law principles.

Any dispute, controversy, difference or claim arising out of or relating to this Plan, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by (2) arbitrations administered by the Chinese Arbitration Association, Taipei (“CAA”) under the Taiwanese Arbitration Act and the CAA Arbitration Rules.

13.         Options Subject to Plan. This Agreement is subject to the Plan pursuant to the Company shareholders’ approval. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14.         Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom this Agreement may be transferred by will or the laws of descent or distribution.

15.         Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.         Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Company.

17.         Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant's material rights under this Agreement without the Participant's consent.

18.         No Impact on Other Benefits. The value of the Participant's Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

19.         Confidentiality. This Agreement and the contents hereof shall be confidential and the Participant shall not disclose to or discuss with any third party the receipt of this Agreement nor the contents hereof; except that if the Participant has any questions, he/she may contact the CEO of the Company directly. The Participant shall not ask or discuss with any other employees of the Company or any of its Affiliates in connection with the Options granted under the Plan, including but not limited to the relevant agreements and notices issued. Violation of the requirements under this paragraph will be deemed a material violation of a written policy of the Company, which will entitle the Company to terminate the employment agreement for cause, thereby causing forfeiting of all of the Options granted whether vested or unvested and all of the Options granted being terminated and void.

20.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

21.         Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Perfect Corp.

By
Name:
Title:

[EMPLOYEE NAME]

By
Name:

FORM OF CONFIRMATION LETTER FOR SHARE ISSUANCE

Perfect Corp.

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

To: Maples Corporate Services Limited

53rd Floor, The Center

99 Queen's Road Central

Hong Kong

Date: _____________ 2021

Dear Sirs

Perfect Corp. (the “Company”) – Issue of Common Shares pursuant to 2021 Stock Compensation Plan

I hereby confirm, on behalf of the Board of Directors of the Company, that you are instructed to make entries in the Register of Members of the Company in order to record and give effect to the issue of 30,000,000 Common shares of par value of US$0.1 each in the Company, pursuant to the 2021 Stock Compensation Plan (the "Plan") approved by the written resolutions of the Board of Directors of the Company dated December 13, 2021.

I confirm, on behalf of the Board of Directors of the Company, that the Exercise Price set out in the Plan and all required fees and charges have been received in full by the Company.

This issue of shares complies with all relevant provisions of the Memorandum and Articles of Association of the Company, the Plan and the other applicable share option award agreement and the employee share incentive plan under which such shares are issued.

Yours faithfully

Name:
Director
For and on behalf of
Perfect Corp.